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                                Service Agreement

                                     BETWEEN

                       NISOURCE CORPORATE SERVICES COMPANY

                                       AND

                              [Subsidiary Company]



                              Dated January 1, 2001

                        (To Take Effect January 1, 2001)



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                                TABLE OF CONTENTS

ARTICLE I.   Definitions.......................................................1

ARTICLE II.  Description of Services...........................................1
             A.     Accounting and Statistical Services........................1
             B.     Auditing Services..........................................1
             C.     Budget Services............................................1
             D.     Business Promotion Services................................2
             E.     Corporate Services.........................................2
             F.     Data Processing, Tabulating and Calculating Services.......2
             G.     Depreciation Services......................................2
             H.     Economic Services..........................................2
             I.     Electronic Communications Services.........................2
             J.     Employee Services..........................................2
             K.     Engineering and Research Services..........................2
             L.     Gas Dispatching Services...................................2
             M.     Geology and Production Services............................3
             N.     Information Services.......................................3
             O.     Insurance Services.........................................3
             P.     Methods Services...........................................3
             Q.     Office Space...............................................3
             R.     Officers...................................................3
             S.     Operation and Planning Services............................3
             T.     Purchasing and Storage Services............................3
             U.     Rate Services..............................................3
             V.     Stationery Services........................................4
             W.     Tax Services...............................................4
             X.     Transportation Services....................................4
             Y.     Miscellaneous Services.....................................4

ARTICLE III. Compensation......................................................4
             A.     Stationery and Data Processing Services....................4
             B.     All Other Services and Miscellaneous Services Not
                       Specifically Provided For...............................4
                       (1)  Specific Direct Salary Charges to Clients..........4
                       (2)  Apportioned Direct Salary Charges to Associates....5
                       (3)  Direct Salary Charges for Services to the Company..5
                       (4)  Apportionment of Employee Benefits.................5
                       (5)  Other Expenses.....................................5
                       (6)  Apportionment of Overhead..........................6

ARTICLE IV.  Computation of Salary Charges and Application of Overhead.........6


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             A.     Direct Salary Charges......................................6
             B.     Suspense Account and Overhead Percentage Factors...........6

ARTICLE V.   Billing...........................................................6
             A.     Monthly Bills and Detail Statement of Charges..............6
             B.     Information to be Furnished by Associate...................7

ARTICLE VI.  Inspection of Records.............................................7


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                                SERVICE AGREEMENT

     THIS AGREEMENT made January 1, 2001 between NISOURCE CORPORATE SERVICES COMPANY, a Delaware corporation (hereinafter called the Company), and
[Subsidiary Company], a [          ] corporation (hereinafter called the
                         ----------
Client),

                                   WITNESSETH:

     Both the Company and the Client are corporate affiliates in the NiSource Inc. System, which is comprised of NiSource Inc.and its corporate subsidiaries. The Company, which is one of said subsidiaries, maintains an organization of specialists who are experienced in the problems and operations of public utilities and related businesses together with appropriate facilities and equipment through which it is prepared to furnish services, as hereinafter provided, to the Client, and to other affiliated corporations in the NiSource Inc. System (the Client together with such other affiliates are hereinafter collectively referred to as Clients).

     The rendition of such services on a centralized basis enables the Clients to realize substantial economic and other benefits through (1) efficient use of personnel and equipment, (2) coordination of analysis and planning, and (3) availability of specialized personnel and equipment which the Clients cannot economically maintain on an individual basis.

     The Company will render all services performed under all agreements at cost, including reasonable compensation for necessary capital procured through the issuance of capital stock, which cost shall be fairly and equitably apportioned among the Clients. To the extent that any charges for services or goods are rendered to the clients on the basis of estimated cost, they shall be readjusted to actual costs at least annually except in cases of construction, in which event such charges shall be adjusted upon completion of the individual projects in compliance with the Securities and Exchange Commission's Rule 90 promulgated under the Public Utility Holding Company Act of 1935.

     WITNESSETH THAT the Company and the Client in consideration of the premises hereby agree as follows:

          1. Agreement to Furnish Services. The Company agrees to furnish to the Client, upon the terms and conditions set forth in Schedule A, which is attached hereto and constitutes a part hereof, such of the services described in Article II of said Schedule A, at such times, for such periods and in such manner, as the Client may from time to time request. The Company will maintain an organization sufficient to render with efficiency and reasonable promptness such of the services described in Article II of said Schedule A as the Client may reasonably request, but it shall not be obligated to perform any services hereunder without reasonable notice.


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          2.   Termination. This Agreement may be terminated, upon not less than thirty days' written notice, by either the Company or the Client; provided, however, that this Agreement shall be terminated automatically (i) to the extent that performance under this Agreement may conflict with any rule, regulation or order of the Securities and Exchange Commission adopted before or after the making of this Agreement, or (ii) if this Agreement shall become invalid or illegal under any state law or under any rule, regulation or order of any state commission or other state body having jurisdiction in the premises.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

                                        NISOURCE CORPORATE SERVICES COMPANY




                                        By:
                                           ------------------------------------
                                        Name:
                                        Its:




                                        [Subsidiary Company]




                                        By:
                                           ------------------------------------
                                        Name:
                                        Its:


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                       NISOURCE CORPORATE SERVICES COMPANY

                          Services Available to Clients
                        Methods of Charging Therefor and
            Miscellaneous Terms and Conditions of Service Agreements

                             ARTICLE I. Definitions

A. The term "Company" shall mean Nisource Corporate Services Company and its successors.

B.   The term "Parent" shall mean Nisource Inc. and its successors.

C. The term "Associate" shall mean any subsidiary corporation of the Parent which is a party to a service Agreement with the Company.

D. The term "Service Agreement" shall mean an agreement, of which this Schedule A constitutes a part, for the rendition of services by the Company.

E. The term "Client" shall mean any corporation to which services may be rendered by the Company under a Service Agreement.

                       ARTICLE II. Description of Services

     The services and facilities which the Company is prepared to render and furnish, as requested from time to time by the Clients, are set forth in general terms below. The details listed under each heading are intended to be illustrative rather than inclusive and are subject to modification from time to time in accordance with the state of the art and the needs of the Clients.

A. Accounting and Statistical Services. The Company will advise and assist the Clients in accounting and statistical matters, including the preparation and furnishing of financial, statistical and other related reports and analyses; and in addition, will advise and assist the Clients in matters related to cash requirements.

B. Auditing Services. The Company will conduct periodic audits of the general records of the Clients, will supervise the auditing of local and field office records of the Associates, and will coordinate the audit programs of the Clients with those of the independent accountants in the annual examination of their accounts.

C. Budget Services. The Company will advise and assist the Clients in matters involving the preparation and development budgets and budgetary controls.

D. Business Promotion Services. The Company will advise and assist the Associates in the preparation and use of advertising, in the development of residential, commercial and industrial business, and in the rendering of


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     aid to local appliance distributors and dealers in the advertising and promotion of appliance sales. 1.

E. Corporate Services. The Company will advise and assist the Clients in connection with corporate matters and with proceedings involving regulatory bodies.

F. Data Processing, Tabulating and Calculating Services. The Company will process data for the Clients by means of electronic, punch-card, magnetic tape, or other tabulating or calculating equipment maintained on a centralized basis. These services will include the computing, preparing and processing of service bills, and other bookkeeping, accounting, analytical, calculating and related functions.

G. Depreciation Services. The Company will advise and assist the Associates in matters pertaining to depreciation practices, including (1) the making of studies to determine the estimated service life of various types of plant, annual depreciation accrual rates, salvage experience, and trends in depreciation reserves indicated by such studies; (2) assistance in the organization and training of the depreciation departments of the Associates; and (3) dissemination to the Associates of information concerning current developments in depreciation practices.

H. Economic Services. The Company will advise and assist the Clients in matters involving economic research and planning and in the development of specific economic studies.

I. Electronic Communications Services. The Company will advise and assist the Clients in connection with the planning, installation and operation of radio networks, remote control and telemetering devices, microwave relay systems and all other applications of electronics to the fields of communication and control.

J. Employee Services. The Company will advise and assist the Clients in connection with employee relations matters, including recruitment, employee placement, training, compensation, safety, labor relations and health, welfare and employee benefits.

K. Engineering and Research Services. The Company will advise and assist the Associates in connection with the engineering phases of all construction and operating matters, including estimates of costs of construction, preparation of plans and designs, standardization of engineering procedures, and supervision and inspection of construction. The Company will also conduct both basic and specific research in fields related to the operations of the Associates.

L. Gas Dispatching Services. The Company will advise and assist the Associates in the dispatching of the gas supplies available to the Associates, and in determining and effecting the most efficient routing and distribution of such supplies in the light of the respective needs therefor and the applicable laws and regulations of governmental bodies. If requested by the


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     Associates, the Company will provide a central dispatcher or dispatchers to handle the routing and dispatching of gas.

M. Geology and Production Services. The Company will advise and assist the Associates in matters of geology and production, including the estimation of available reserves of the Associates and their suppliers, the selection of acreage to be leased or surrendered, the selection of storage areas, the location of wells, and methods of drilling and of oil and gas recovery.

N. Information Services. The Company will advise and assist the Clients in matters involving the furnishing of information to customers, employees, investors and other interested groups, and to the public generally, including the preparation of booklets, photographs, motion pictures and other means of presentation, and assistance to Clients in their advertising programs.

O. Insurance Services. The Company will advise and assist the Clients in general insurance matters, in obtaining policies, making inspections and settling claims.

P. Methods Services. The Company will advise and assist the Clients in the formulation of accounting practices and methods of procedure, in the standardization of forms, and with respect to the purchase, rental and use of mechanical and electronic computing equipment. The Company will also conduct such special studies as may be requested by the Clients.

Q. Office Space. As may from time to time be available, the Company will provide suitable space in its offices for the use of the Clients and their officers and employees.

R. Officers. Any Client may, with the consent of the Company, elect to any office of the Client any officer or employee of the Company whose compensation is paid by the Company. Services rendered to the Client by such person as an officer shall be billed by the Company to the Client and paid for as provided in Articles III, IV and V, and the Client shall not be required to pay any compensation directly to any such person.

S. Operation and Planning Services. The Company will advise and assist the Associates in connection with estimates of gas requirements and gas available, gas transmission, measurement, storage and distribution, construction requirements, negotiation of gas purchase and sale contracts, and other operating matters.

T. Purchasing and Storage Services. The Company will render advice and assistance to the Clients in connection with the standardization, purchase and storage of equipment, materials and supplies, and, upon request of the Client, the negotiation of purchases and the placing of purchase orders for account of the Client.


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U.   Rate Services. The Company will advise and assist the Associates in all rate matters, including the design and preparation of schedules and tariffs, the analysis of rate filings of producers and pipeline suppliers, and the preparation and presentation of testimony and exhibits to regulatory authorities.

V. Stationery Services. The Company will maintain centralized equipment, facilities and personnel to purchase or produce, store and distribute to the Clients, as required by them, forms, stationery, charts, maps, pamphlets and other printed material.

W. Tax Services. The Company will advise and assist the Clients in tax matters, in the preparation of tax returns and in connection with proceedings relating to taxes.

X. Transportation Services. The Company will advise and assist the Clients in connection with the purchase, lease, operation and maintenance of motor vehicles and the operation of aircraft owned or leased by the Company or the Clients.

Y. Miscellaneous Services. The Company will render to any Client such other services, not hereinabove described, as may properly be rendered by the Company to such Client within the meaning and intent of the Public Utility Holding Company Act of 1935 and any other applicable statutes and the orders, rules and regulations of the Securities and Exchange Commission and any other governmental bodies having jurisdiction, as from time to time the Company may be equipped to render and such Client may desire to have performed.

                            ARTICLE III. Compensation

     The amounts which the Client shall pay to the company shall be determined as provided in this Article III.

A.   Stationery and Data Processing Services.

     The Stationery Department and the Data Processing Department shall operate as separate units and the Client shall be charged directly by each such department for its services, at cost, which shall include all applicable overhead. In the alternative such departments may recover the costs of any service (including all applicable overhead) from the Client on the basis of fixed unit prices, adjusted from time to time, as required, to provide a reasonable balance between revenues and expenses. The same system shall apply to any other department having similar characteristics if the Company shall deem it appropriate.

B.   All Other Services and Miscellaneous Services Not Specifically Provided
     For.


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          (1)  Specific Direct Salary Charges to Clients

     To the extent that time spent by the officers and employees of the Company engaged in rendering such other services and in rendering services not specifically provided for is related to services rendered to a specific Client, a direct salary charge, computed as provided in Article IV, shall be made to such Client.

          (2)  Apportioned Direct Salary Charges to Associates


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        To the extent that the time spent by such officers and employees is related to services rendered to the Associates generally, or to any specified group of the Associates, a direct salary charge, computed as provided in Article IV, shall be made to the Associates generally, or to such specified group of the Associates, and allocated to each such associate upon such equitable basis or bases as the Board of Directors of the Company may from time to time specify, subject to concurrence of the Securities and Exchange Commission.

          (3)  Direct Salary Charges for Services to the Company

     To the extent that time spent by any officer or employee of the Company is related to services rendered to the Company, a direct salary charge computed as provided in Article IV shall be made to Overhead.

          (4)  Apportionment of Employee Benefits

     The employee benefit expenses which are related to direct salary charges made pursuant to sub-paragraphs (1), (2) and (3) of this paragraph B shall be apportioned among the several Clients and Overhead, as applicable, in the proportions which the respective direct salary charges made pursuant to the rendering of such services to each such Client and Overhead bear to the aggregate of such direct salary charges.

          (5)  Other Expenses

     All expenses, other than salaries and employee benefit expenses incurred by the Company in connection with services rendered to a specific Client shall be charged directly to such Client. All such expenses incurred by the Company in connection with services rendered to the Associates generally or to any specified group of Associates shall be apportioned in the manner set forth in sub-paragraph (2) of paragraph B of this Article III for the apportionment of salary charges. All other such expenses shall be charged to Overhead, which shall include: the rents; depreciation; amortization; interest; taxes; non-productive time of officers and employees; compensation of employees performing office service functions; costs of general office supplies; charges for utility, maintenance and similar services; legal fees and fees of independent accountants; and all other such expenses normally treated as Overhead.


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          (6)  Apportionment of Overhead

     The Overhead shall be allocated, among the Clients in the same proportions which the direct salary charges to such Clients made pursuant to Sub-paragraphs
(1) and (2) of this paragraph B, for services of officers and employees, bear to the aggregate of such direct salary charges.

      ARTICLE IV. Computation of Salary Charges and Application of Overhead

     A.   Direct Salary Charges

     The direct salary charge per hour which shall be made for the time of any officer or employee for services rendered in any calendar month shall be computed by dividing his total compensation for such month by the aggregate of
(1) the number of scheduled working hours for which he was compensated, including hours paid for but not worked, and (2) hours worked in excess of his regular work schedule, whether or not compensated for.

     B.   Suspense Account and Overhead Percentage Factors

     The apportionment of overhead among Clients pursuant to subparagraph (6) of paragraph B of Article III shall be effected by debits and credits to an Overhead Suspense Account to be maintained on the books of the Company as follows:

          (a)  Such account shall be debited with the amounts of all Overhead.

          (b) Such account shall be credited, and each Client to which a direct salary charge is made pursuant to sub-paragraphs (1) and (2) of paragraph B of Article III for services of officers and employees shall be charged, with an amount representing a uniform percentage of each such direct salary charge. Such percentage shall be initially estimated, and from time to time adjusted, if required, in such manner that on an annual basis the credits made pursuant to this clause will substantially equal the debits made pursuant to foregoing clause (a).

                               ARTICLE V. Billing

A.   Monthly Bills and Detail Statement of Charges

     As soon as practicable after the close of each month the Company will issue to the Client an Invoice and Detail of Charges which will itemize the amounts due from the Client for services, overhead and expenses for such month, computed pursuant to Articles III and IV. All amounts so billed shall be paid by the Client within fifteen days after the receipt of the bill therefor.


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     To the extent required by law, all bills rendered by the Company to the
Client shall be accompanied by a statement showing the manner in which such charge was determined and the cost to the Company of the service rendered.

     B.   Information to be Furnished by Associate

     The Associate will forward to the Company from time to time, as requested, such financial and statistical information as the Company may need to compute the charges payable by such Associate upon such basis as may have been specified pursuant to Article III B(2) of this Schedule A.

                        ARTICLE VI. Inspection of Records

     The Company agrees to keep its books and records available for inspection at all reasonable times by representatives of the Client in order that the correctness of the charges made by the Company for services to the Client may be verified by the Client.


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                              METHODS OF ALLOCATION
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     The following Basis of Allocation have been approved by the SEC as a method of allocating Job Order charges and convenience payments directly to Associate Companies.

Basis 1     - Total Gross Fixed Assets and Total Operating Expenses
Basis 2     - Total Gross Fixed Assets
Basis 3     - Total Distribution Property and Distribution Expenses
Basis 4     - Total Production Property and Expense
Basis 5     - Total Storage Property and Expense
Basis 6     - Transmission Property and Transmission Expenses
Basis 7     - Total Operating Expenses and Gross Depreciable Property
Basis 8     - Gross Depreciable Property
Basis 9     - Number of Automobile Units Owned and Leased
Basis 10    - Number of Retail Customers
Basis 11    - Number of Regular Employees
Basis 12    - Company Direct
Basis 13    - Fixed Allocation
Basis 14    - Number of Transportation Customers
Basis 15    - Total Employees and Customers
Basis 16    - Total Plant, State Employees and Customers
Basis 17    - Total Tariff and Transportation Customers
Basis 20    - Direct Costs